Exhibit 99.2


         FOR IMMEDIATE RELEASE CONTACT: Chuck Shreve (972) 720-1800


         Avatar to Host Eighth Annual User Conference in Frisco, Texas


         Tuesday April 20, 11:00 am ET


         DALLAS, April 20  /PRNewswire-FirstCall/ -- Avatar (OTC Bulletin Board:
AVSY - News), the petroleum industry's leading provider of integrated software solutions, has set aside May 13-14, 2004, to host its 8th annual User Conference in Dallas, Texas. More than 150 participants are expected to attend this year's event at the Westin Stonebriar Hotel in Frisco, Texas, a suburb of Dallas.

         "The Avatar User's Conference has a tradition of both fun and a great learning experience," says Chuck Shreve, CEO and President of Avatar. "Attendees continually tell us that the knowledge gained and contacts made at this event are invaluable." Conference attendees and exhibitors will include the "Who's Who" of the oil and gas industry, providing valuable business and networking opportunities for Avatar clients.

         Avatar users will give their input on future product enhancements by casting votes at the conference. "Users dictate what goes into our software," notes Shreve. "We listen to customer requests for enhancements that will make a product easier to use. We subsequently build those into our seamlessly integrated solutions, which are designed to completely address customer needs."

         Conference attendees may earn 11 CPE credits through educational opportunities provided. In addition, a free Petroware training session will be offered on May 12th at the Avatar office in Dallas for those desiring a refresher course.

         Shreve concludes, "This year's conference will be an excellent opportunity for networking, product education, and idea exchange among users. Customers will also gain new insight into the future direction of Avatar, its software and the industry as a whole. The Avatar User's Conference is an extremely worthwhile investment."

         Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 40 customers utilizing the Company's Avatar400(TM) IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

         The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.